Exhibit 99.1

Apollo Group, Inc. News Release

APOLLO GROUP, INC. REPORTS FISCAL 2011

FOURTH QUARTER AND YEAR END RESULTS

Phoenix, October 19, 2011 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three months and fiscal year ended August 31, 2011.

“We set out at the beginning of 2011 to implement leading-edge student protections, differentiate University of Phoenix, and expand our business,” said Apollo Group Co-Chief Executive Officer Chas Edelstein. “We are pleased with our progress in each of these areas, including enhancing our student-centric approach to admissions, launching University Orientation, investing in our learning platform, and advancing our plans to incorporate adaptive learning and connect education to careers.”

Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli added, “Through our focus on academic quality and innovation, we are aligning learning outcomes to student and employer needs and helping to bridge the workforce skills gap, one of the biggest issues facing our economy today. Our commitment is to support our students in achieving long-term success.”

Unaudited Fourth Quarter of Fiscal 2011 Results of Operations

Consolidated net revenue for the fourth quarter of fiscal 2011 totaled $1,122.1 million, which represents a 10.9% decrease from the fourth quarter of fiscal 2010, principally due to lower enrollments at University of Phoenix, partially offset by selective tuition price and other fee changes and improving rates of student retention. For the quarter, University of Phoenix Degreed Enrollment decreased 19.1% to 380,800 compared with the prior year fourth quarter, primarily due to decreases in New Degreed Enrollment in recent quarters, including a 33.5% decrease in New Degreed Enrollment in the fourth quarter of fiscal 2011 compared with the prior year period. The Company believes the decline in New Degreed Enrollment was primarily the result of the operational changes and initiatives it has implemented to more effectively support students and improve educational outcomes, as well as the broader competitive environment. The operational changes included the manner in which admissions personnel and other employees are evaluated and compensated, the full implementation of University Orientation, and the Company’s efforts to more effectively identify students who have a greater likelihood to succeed in University of Phoenix’s educational programs.

The Company reported income from continuing operations attributable to Apollo Group for the three months ended August 31, 2011, of $188.6 million, or $1.37 per share (137.3 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $47.5 million, or $0.32 per share (148.3 million weighted average diluted shares outstanding) for the three months ended August 31, 2010. Results for the fourth quarters of fiscal 2011 and 2010 included a number of special items that are detailed below.

Results for the fourth quarter of fiscal 2011 included the following:

•	Restructuring and other charges of $19.1 million associated with the Company’s real estate rationalization plan.

•	Net credit of $16.5 million primarily attributable to an agreement in principle to settle the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.

•

Settlement agreement reached with the Arizona Department of Revenue regarding apportionment of income for Arizona corporate income tax purposes. Based on the settlement, the Company has foregone its refund claims of $51.5 million, and has or will pay a total of $59.8 million through fiscal 2011. The Company recorded appropriate adjustments to its deferred taxes and, as a result, realized a $43 million tax benefit.

•	Tax benefit of $7.3 million associated with the closure of Meritus University.

Results for the fourth quarter of fiscal 2010 included the following:

•

Goodwill and other intangible asset impairment charges of $175.9 million for the BPP subsidiary of Apollo Global ($150.5 million net of the portion attributable to noncontrolling interests). The Company did not record a tax benefit associated with the goodwill impairment, as it is not deductible for tax purposes.

•	A $0.9 million charge representing an accrual for incremental post-judgment interest related to the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.

Excluding the items noted above, income from continuing operations attributable to Apollo Group for the three months ended August 31, 2011, was $139.6 million, or $1.02 per share, compared to income from continuing operations attributable to Apollo Group of $193.9 million, or $1.31 per share for the three months ended August 31, 2010. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)

Operating Expenses

Instructional and student advisory expenses decreased by $6.8 million, or 1.5%, to $438.5 million for the three months ended August 31, 2011, compared to the three months ended August 31, 2010. The decrease was primarily due to a reduction in faculty costs associated with lower University of Phoenix and Apollo Global enrollment, partially offset by investment in initiatives to more effectively support students and improve their educational outcomes. These initiatives have resulted in increased compensation expense related to certain student advisory and infrastructure support functions.

Marketing expenses decreased by $8.2 million, or 4.6%, to $171.0 million for the three months ended August 31, 2011, compared to the three months ended August 31, 2010. The decrease was primarily a result of a reduction in internet spending, partially offset by investments in non-internet branding.

Admissions advisory expenses decreased by $17.2 million, or 14.7%, to $99.4 million for the three months ended August 31, 2011, compared to the three months ended August 31, 2010. The decrease was a result of lower admissions advisory headcount, partially offset by higher average employee compensation costs.

General and administrative (“G&A”) expenses increased by $12.4 million, or 14.3%, to $98.7 million for the three months ended August 31, 2011, compared to the three months ended August 31, 2010. The increase was primarily attributable to nonrecurring costs to support the formation and independence of Nexus, an educational policy and research organization.

The provision for uncollectible accounts receivable (“bad debt expense”) decreased by $34.4 million, or 46.5%, to $39.6 million for the three months ended August 31, 2011, compared to the three months ended August 31, 2010. The decrease was primarily attributable to reductions in gross accounts receivable as a result of decreases in University of Phoenix enrollment, a shift in the mix of students from Associates to Bachelors degree level programs, and the full implementation of University Orientation, which has favorably impacted student retention rates. Improved collection rates at University of Phoenix, which were favorably impacted by ongoing business process improvements and an initiative to address the Company’s oldest receivables, also contributed to the decrease.

Depreciation and amortization increased by $2.7 million, or 6.9%, to $41.6 million for the three months ended August 31, 2011, compared to the three months ended August 31, 2010. The increase was primarily due to capital expenditures in fiscal years 2010 and 2011 related to information technology, network infrastructure and software, partially offset by a decrease in amortization of BPP intangible assets.

Financial and Operating Metrics

Below are Apollo Group’s unaudited financial data and operating metrics for the fourth quarter of fiscal 2011 versus the prior year period.

	Q4 2011	Q4 2010
Revenues (in thousands)
Degree Seeking Gross Revenues(1)	$1,099,572	$1,238,022
Less: Discounts and other	(63,486)	(68,027)

Degree Seeking Net Revenues(1)	1,036,086	1,169,995
Non-degree Seeking Revenue (2)	12,730	13,445
Other, net of discounts(3)	73,305	75,980

	$1,122,121	$1,259,420

Revenue by Degree Type (in thousands)(1)
Associates	$320,985	$449,108
Bachelors	580,588	558,063
Masters	174,451	207,101
Doctoral	23,548	23,750
Less: Discounts and other	(63,486)	(68,027)

	$1,036,086	$1,169,995

Degreed Enrollment (rounded to hundreds)(4)
Associates	136,300	200,800
Bachelors	183,100	193,600
Masters	54,000	68,700
Doctoral	7,400	7,700

	380,800	470,800

Degree Seeking Gross Revenues per Degreed Enrollment(1), (4)
Associates	$2,355	$2,237
Bachelors	3,171	2,883
Masters	3,231	3,015
Doctoral	3,182	3,084
All degrees (after discounts)	$2,721	$2,485

New Degreed Enrollment (rounded to hundreds)(5)
Associates	24,200	42,200
Bachelors	27,200	36,200
Masters	9,000	12,700
Doctoral	800	900

	61,200	92,000

(1)

Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)

Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global - BPP, Apollo Global - Other and other.
(4)	Represents:
•	students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter;
•

students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and

•	students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.
(5)	Represents:
•	new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter;
•	students who have previously graduated from a degree program and start a new degree program in the quarter; and
•	students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

2011 Fiscal Year Results of Operations

Consolidated net revenue for the fiscal year ended August 31, 2011, was $4.7 billion, a 3.9% decrease from fiscal year 2010. The decrease in consolidated net revenue was primarily attributable to a 9.2% decrease in University of Phoenix’s average Degreed Enrollment in fiscal year 2011 compared to fiscal year 2010, principally due to a 40.3% decrease in aggregate New Degreed Enrollment for the four quarters of fiscal 2011, as compared to fiscal 2010. The decrease was partially offset by selective tuition price and other fee changes at University of Phoenix and improving rates of student retention.

The Company reported income from continuing operations attributable to Apollo Group of $569.9 million, or $4.02 per share, (141.8 million weighted average diluted shares outstanding) for the fiscal year ended August 31, 2011, compared to $568.4 million, or $3.72 per share, (152.9 million weighted average diluted shares outstanding) for the fiscal year ended August 31, 2010.

Results for the fiscal years 2011 and 2010 contained special items, which are detailed in the reconciliation of GAAP financial information to non-GAAP financial information tables of this press release.

Excluding these special items, income from continuing operations attributable to Apollo Group for the fiscal year ended August 31, 2011, was $700.2 million, or $4.94 per share, compared to income from continuing operations attributable to Apollo Group of $817.7 million, or $5.35 per share for the fiscal year ended August 31, 2010. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)

Unaudited Balance Sheet

As of August 31, 2011, the Company’s cash and cash equivalents, excluding restricted cash, totaled $1,571.7 million, compared to $1,284.8 million as of August 31, 2010. The increase was primarily attributable to cash generated from operations, proceeds from the sale-leaseback of the Company’s principal office buildings in Phoenix, Arizona, and the return of funds associated with the release of the Company’s cash-collateralized letter of credit in the amount of approximately $126 million in connection with a previous program review of University of Phoenix by the U.S. Department of Education. The increase was partially offset by share repurchases and capital expenditures.

At August 31, 2011, accounts receivable decreased to $215.6 million from $264.4 million at August 31, 2010. Excluding accounts receivable and the associated net revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 23 days at August 31, 2011, compared to 30 days at August 31, 2010. The decrease in DSO versus a year ago was primarily attributable to reductions in gross accounts receivable as a result of decreases in University of Phoenix enrollment, a shift in the mix of students from Associates to higher degree-level programs, and improvements in student retention rates, partially due to the full implementation of University Orientation. Improved collection rates at University of Phoenix, which were favorably impacted by ongoing process improvements, also contributed to the decrease.

Total debt outstanding (including short-term borrowings and the current portion of long-term debt) increased by $14.6 million to $599.0 million at August 31, 2011, from $584.4 million at August 31, 2010. Subsequent to August 31, 2011, the Company repaid $390.1 million of the amount drawn on its revolving credit facility.

Share Repurchases

The Company repurchased approximately 7.7 million and 18.3 million shares of its Class A common stock at a weighted average purchase price of $46.16 and $42.30 per share for a total expenditure of $357.0 million and $775.8 million during the three months and year ended August 31, 2011, respectively. As of August 31, 2011, approximately $0.7 million remained available under the Company’s current share repurchase authorization. Subsequent to quarter end, the Board of Directors increased authorization for management to repurchase Class A common shares to the current total amount of $500 million.

Business Outlook

The Company offers the following commentary regarding the outlook for fiscal 2012 based on the business trends observed during the fourth quarter of fiscal 2011, as well as management’s current expectations of future trends. The outlook reflects the acquisition of Carnegie Learning, Inc.

•	Consolidated net revenue of $4.1-$4.3 billion; and
•	Operating income, excluding the impact of special items, of $655-$780 million.

Conference Call Information

The Company will hold a conference call to discuss these earnings results at 8:00 a.m. Eastern, 5:00 a.m. Phoenix time, today, Wednesday, October 19, 2011. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 12862966. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering the conference ID number 12862966 until October 28, 2011.

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy, (ii) changes in enrollment or student mix, including as a result of the roll-out of the Company’s University Orientation program to all eligible students in November 2010, (iii) the impact of changes in the manner in which the Company evaluates and compensates its counselors that advise and enroll students, (iv) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, (v) changes in the Company’s business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies, and (vi) other regulatory developments. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2010 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at http://www.apollogrp.edu.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	As of August 31,
($ in thousands)	2011	2010
ASSETS:
Current assets
Cash and cash equivalents	$1,571,664	$1,284,769
Restricted cash and cash equivalents	379,407	444,132
Accounts receivable, net	215,567	264,377
Deferred tax assets, current portion	124,137	166,549
Prepaid taxes	35,629	39,409
Other current assets	44,382	38,031
Assets held for sale from discontinued operations	—	15,945

Total current assets	2,370,786	2,253,212
Property and equipment, net	553,027	619,537
Restricted cash equivalents for collateralization of letter of credit	—	126,615
Marketable securities	5,946	15,174
Goodwill	133,297	322,159
Intangible assets, net	121,117	150,593
Deferred tax assets, less current portion	70,949	99,071
Other assets	14,584	15,090

Total assets	$3,269,706	$3,601,451

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$419,318	$416,361
Accounts payable	69,551	90,830
Accrued liabilities	398,806	375,461
Student deposits	424,045	493,245
Deferred revenue	293,436	359,724
Other current liabilities	50,131	53,416
Liabilities held for sale from discontinued operations	—	4,474

Total current liabilities	1,655,287	1,793,511
Long-term debt	179,691	168,039
Deferred tax liabilities	26,400	38,875
Other long-term liabilities	164,339	212,286

Total liabilities	2,025,717	2,212,711

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	68,724	46,865
Apollo Group Class A treasury stock, at cost	(3,125,175)	(2,407,788)
Retained earnings	4,320,472	3,748,045
Accumulated other comprehensive loss	(23,761)	(31,176)

Total Apollo shareholders’ equity	1,240,364	1,356,050

Noncontrolling interests	3,625	32,690

Total equity	1,243,989	1,388,740

Total liabilities and shareholders’ equity	$3,269,706	$3,601,451

Apollo Group, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended August 31,		% of Revenue
(in thousands, except per share data)	2011	2010	2011	2010
Net revenue	$1,122,121	$1,259,420	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	438,486	445,301	39.1%	35.4%
Marketing	170,970	179,150	15.2%	14.2%
Admissions advisory	99,428	116,591	8.9%	9.3%
General and administrative	98,676	86,295	8.8%	6.8%
Provision for uncollectible accounts receivable	39,631	74,035	3.5%	5.9%
Depreciation and amortization	41,637	38,939	3.7%	3.1%
Goodwill and other intangibles impairment	—	175,858	—%	14.0%
Restructuring and other charges	19,067	—	1.7%	—%
Litigation (credit) charge, net	(16,454)	882	(1.5)%	—%

Total costs and expenses	891,441	1,117,051	79.4%	88.7%

Operating income	230,680	142,369	20.6%	11.3%
Interest income	587	636	—%	0.1%
Interest expense	(2,724)	(3,784)	(0.2)%	(0.3)%
Other, net	15	1,376	—%	0.1%

Income from continuing operations before income taxes	228,558	140,597	20.4%	11.2%
Provision for income taxes	(44,622)	(122,628)	(4.0)%	(9.8)%

Income from continuing operations	183,936	17,969	16.4%	1.4%
Loss from discontinued operations, net of tax	—	(6,570)	—%	(0.5)%

Net income	183,936	11,399	16.4%	0.9%
Net loss attributable to noncontrolling interests	4,676	29,572	0.4%	2.4%

Net income attributable to Apollo	$188,612	$40,971	16.8%	3.3%

Earnings (loss) per share - Basic:
Continuing operations attributable to Apollo	$1.38	$0.32
Discontinued operations attributable to Apollo	—	(0.04)

Basic income per share attributable to Apollo	$1.38	$0.28

Earnings (loss) per share - Diluted:
Continuing operations attributable to Apollo	$1.37	$0.32
Discontinued operations attributable to Apollo	—	(0.04)

Diluted income per share attributable to Apollo	$1.37	$0.28

Basic weighted average shares outstanding	136,594	147,829

Diluted weighted average shares outstanding	137,295	148,334

Apollo Group, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Year Ended August 31,		% of Revenue
(in thousands, except per share data)	2011	2010	2011	2010
Net revenue	$4,733,022	$4,925,819	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	1,774,087	1,733,134	37.5%	35.2%
Marketing	655,362	623,743	13.9%	12.7%
Admissions advisory	415,386	466,358	8.8%	9.5%
General and administrative	355,751	301,116	7.5%	6.1%
Provision for uncollectible accounts receivable	181,297	282,628	3.8%	5.7%
Depreciation and amortization	159,006	145,564	3.4%	3.0%
Goodwill and other intangibles impairment	219,927	184,570	4.6%	3.7%
Restructuring and other charges	22,913	—	0.5%	—%
Litigation (credit) charge, net	(11,951)	177,982	(0.3)%	3.6%

Total costs and expenses	3,771,778	3,915,095	79.7%	79.5%

Operating income	961,244	1,010,724	20.3%	20.5%
Interest income	3,222	2,920	0.1%	0.1%
Interest expense	(8,931)	(11,891)	(0.2)%	(0.3)%
Other, net	(1,588)	(685)	—%	—%

Income from continuing operations before income taxes	953,947	1,001,068	20.2%	20.3%
Provision for income taxes	(420,638)	(464,063)	(8.9)%	(9.4)%

Income from continuing operations	533,309	537,005	11.3%	10.9%
Income (loss) from discontinued operations, net of tax	2,487	(15,424)	—%	(0.3)%

Net income	535,796	521,581	11.3%	10.6%
Net loss attributable to noncontrolling interests	36,631	31,421	0.8%	0.6%

Net income attributable to Apollo	$572,427	$553,002	12.1%	11.2%

Earnings (loss) per share - Basic:
Continuing operations attributable to Apollo	$4.03	$3.74
Discontinued operations attributable to Apollo	0.02	(0.10)

Basic income per share attributable to Apollo	$4.05	$3.64

Earnings (loss) per share - Diluted:
Continuing operations attributable to Apollo	$4.02	$3.72
Discontinued operations attributable to Apollo	0.02	(0.10)

Diluted income per share attributable to Apollo	$4.04	$3.62

Basic weighted average shares outstanding	141,269	151,955

Diluted weighted average shares outstanding	141,750	152,906

Apollo Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows From Continuing and Discontinued Operations

(Unaudited)

	Year Ended August 31,
($ in thousands)	2011	2010
Cash flows provided by (used in) operating activities:
Net income	$535,796	$521,581
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	70,040	64,305
Excess tax benefits from share-based compensation	(4,014)	(6,648)
Depreciation and amortization	159,006	147,035
Amortization of lease incentives	(18,822)	(13,358)
Impairment on discontinued operations	—	9,400
Goodwill and other intangibles impairment	219,927	184,570
Amortization of deferred gains on sale-leasebacks	(2,221)	(1,705)
Non-cash foreign currency loss, net	1,662	643
Provision for uncollectible accounts receivable	181,297	282,628
Litigation (credit) charge, net	(11,951)	177,982
Restructuring and other charges	22,913	—
Deferred income taxes	55,823	(125,399)
Changes in assets and liabilities, excluding the impact of acquisitions and business disposition:
Change in restricted cash and cash equivalents	64,725	(11,828)
Accounts receivable	(121,120)	(265,996)
Prepaid taxes	(25,241)	10,421
Other assets	(9,900)	2,183
Accounts payable and accrued liabilities	4,851	(44,653)
Student deposits	(70,120)	3,445
Deferred revenue	(79,488)	32,887
Other liabilities	(76,041)	65,749

Net cash provided by operating activities	897,122	1,033,242

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(162,573)	(168,177)
Acquisitions, net of cash acquired	—	(5,497)
Maturities of marketable securities	10,000	5,000
Proceeds from sale-leaseback, net	169,018	—
Proceeds from business disposition	21,251	—
Collateralization of letter of credit	126,615	(126,615)

Net cash provided by (used in) investing activities	164,311	(295,289)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(437,925)	(477,568)
Proceeds from borrowings	410,051	475,454
Apollo Group Class A common stock purchased for treasury	(783,168)	(446,398)
Issuance of Apollo Group Class A common stock	24,903	19,671
Noncontrolling interest contributions	6,875	2,460
Excess tax benefits from share-based compensation	4,014	6,648

Net cash used in financing activities	(775,250)	(419,733)

Exchange rate effect on cash and cash equivalents	712	(1,697)

Net increase in cash and cash equivalents	286,895	316,523
Cash and cash equivalents, beginning of year	1,284,769	968,246

Cash and cash equivalents, end of year	$1,571,664	$1,284,769

Supplemental disclosure of cash flow and non-cash information
Cash paid for income taxes, net of refunds	$464,701	$514,532
Cash paid for interest	$10,972	$7,837
Capital lease additions	$31,818	$2,372
Credits received for tenant improvements	$25,538	$17,372
Restricted stock units vested and released	$21,470	$19,868

Apollo Group, Inc. and Subsidiaries

Reconciliation of GAAP financial information to non-GAAP financial information

(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except per share data)	2011	2010	2011	2010
Net income attributable to Apollo, as reported	$188,612	$40,971	$572,427	$553,002
(Loss) income from discontinued operations, net of tax(1)	—	(6,570)	2,487	(15,424)

Income from continuing operations attributable to Apollo	188,612	47,541	569,940	568,426
Reconciling items:
Goodwill and other intangibles impairment, net of noncontrolling interest(2)	—	150,535	188,258	157,992
Restructuring and other charges(3)	19,067	—	22,913	—
Litigation (credit) charge, net(4)	(16,454)	882	(11,951)	177,982

	2,613	151,417	199,220	335,974
Less: tax effects, net of noncontrolling interest	(1,022)	(5,035)	(8,737)	(75,363)
Tax benefit from sales apportionment resolution(5)	(43,319)	—	(43,319)	—
Tax benefit from Meritus University closure(6)	(7,306)	—	(7,306)	—
Tax benefit from IRS settlement(7)	—	—	(9,646)	(11,356)

Income from continuing operations attributable to Apollo, adjusted to exclude special items	$139,578	$193,923	$700,152	$817,681

Diluted income per share from continuing operations attributable to Apollo, as reported	$1.37	$0.32	$4.02	$3.72

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.02	$1.31	$4.94	$5.35

Diluted weighted average shares outstanding	137,295	148,334	141,750	152,906

(1)

The loss from discontinued operations, net of tax for the year ended August 31, 2010 includes a $9.4 million goodwill impairment charge. The Company did not record an associated tax benefit because the goodwill is not deductible for tax purposes.

(2)

The charges for the year ended August 31, 2011 and the three months ended August 31, 2010 represent impairments of BPP’s goodwill and other intangibles, net of noncontrolling interests. The charge for the year ended August 31, 2010 also includes an impairment of ULA’s goodwill recorded in the third quarter of fiscal year 2010, net of noncontrolling interest. The Company did not record a tax benefit associated with the goodwill impairments because the goodwill is not deductible for tax purposes.

(3)

Restructuring and other charges for the three months ended August 31, 2011 represents charges associated with a real estate rationalization plan. The charges for the year ended August 31, 2011 also includes costs associated with a strategic reduction in force at University of Phoenix during the first quarter of fiscal year 2011.

(4)

The $16.5 million and $12.0 million credits for the three and twelve months ended August 31, 2011 are principally the result of our agreement in principle to settle the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit. This was partially offset in both periods by a charge recorded in the fourth quarter of fiscal year 2011 associated with another legal matter. The charges for the three and twelve months ended August 31, 2010 represent estimated losses associated with the Policeman’s Annuity and Benefit Fund of Chicago securities class action lawsuit.

(5)

The $43.3 million tax benefit for the three months and year ended August 31, 2011 resulted from our resolution with the Arizona Department of Revenue regarding the apportionment of income for Arizona corporate income tax purposes.

(6)	The $7.3 million tax benefit for the quarter and fiscal year ended August 31, 2011 represents a benefit associated with the closure of Meritus University.
(7)

The $9.6 million tax benefit for the year ended August 31, 2011 resulted from resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal year 2010. The $11.4 million tax benefit during the year ended August 31, 2010 resulted from a settlement of disputed tax issues with the Internal Revenue Service during the first quarter of fiscal year 2010.

Investor Relations Contacts:

Beth Coronelli ~ (312) 660-2059 ~ beth.coronelli@apollogrp.edu

Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu

Media Contact:

Media Relations Hotline ~ (602) 254-0086 ~ media@apollogrp.edu